Exhibit 99.1

Chelsea Therapeutics Appoints William Rueckert to Board of Directors

CHARLOTTE, NC, July 28, 2009 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced that William D. Rueckert has been appointed to the Company’s Board of Directors, increasing the number of independent directors to seven and the Board’s total membership to eight.

“We are very pleased to have Bill Rueckert as a member of the Chelsea board,” said Kevan Clemens, Chairman of the Board, Chelsea Therapeutics. “His exceptional background in finance and the capital markets, combined with his extensive board experience, will serve us well in both protecting and promoting stockholder value and we look forward to his contributions.”

Mr. Rueckert is the Managing Member of Oyster Management Group LLC an investment fund specializing in community banks and a director of Novogen, Ltd. a publicly listed, Australian drug development company. Prior to his current positions, from 1991 to 2006 he was President and director of Rosow & Company, a private investment firm based in Connecticut. From 1988 until 1990, he held positions as Treasurer of Moore & Munger, Inc., a company with interests in the petroleum and resort development industries. Prior to that, he was President of United States Oil Company, a publicly traded oil exploration business. Before becoming a director of Novogen, Ltd, he served as a member of the Board of Directors of Marshall Edwards, Inc., a subsidiary of Novogen Limited from 2006 until 2009. From 2006 until 2008 Mr. Rueckert was a Director of Emergency Filtration Products, Inc., a public manufacturer and marketer of respiratory filtration devices. Among his many civic associations, Mr. Rueckert is director and president of the Cleveland H. Dodge Foundation, a private philanthropic organization in New York City and Chairman of the Board of the Trustees of Teachers College, Columbia University. Mr. Rueckert has a Bachelor of Arts degree from the University of New Hampshire.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, Droxidopa, is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan for the treatment of symptomatic orthostatic hypotension, freezing gait in Parkinson’s disease and intradialytic hypotension, Droxidopa has accumulated over 15 years of proven safety and efficacy in Japan. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggests superior safety and tolerability, as well as increased potency versus methotrexate (MTX), currently the leading antifolate treatment and standard of care for a broad range of abnormal cell proliferation diseases including RA.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include our need to raise additional operating capital in the future, our history of losses, risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-1504, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder.

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Chelsea Therapeutics:
Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856

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